Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310.954.1105

John.Mills@icrinc.com

NASDAQ Grants eDiets.com’s Extension for Continued Listing

FORT LAUDERDALE, FL, March 10, 2011 – eDiets.com, Inc. (NASDAQ: DIET), a leading provider of convenient at-home diet, fitness and healthy lifestyle solutions, today announced that the NASDAQ Listing Qualifications Panel (the “Panel”) has granted the Company’s request for an extension of time to satisfy the $1.00 bid price requirement for continued listing on The NASDAQ Stock Market. In accordance with the terms of the Panel’s decision, on or before June 28, 2011, the Company must evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days. Under NASDAQ’s rules, June 28, 2011, represents the maximum length of time that the Panel may grant the Company to regain compliance with the bid price requirement.

The Company is working diligently to regain and sustain compliance with all applicable requirements for continued listing on The NASDAQ Capital Market; however, there can be no assurance that the Company will be able to do so.

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets currently features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. The company also provides a broad range of customized wellness and weight management solutions for Fortune 500 clients. eDiets.com’s unique infrastructure offers businesses, as well as individuals, an end-to-end solution strategically tailored to meet its customers’ specific goals of achieving a healthy lifestyle. For more information, please call 310-954-1105 or visit www.eDiets.com.

Safe Harbor Statement

Statements which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements to be materially different from those which may be expressed or implied by such statements, including statements regarding the expected timing of the proposed rights offering. These risks and uncertainties include, among others, that we will not be able to complete the proposed rights offering, that shareholders will not participate in the proposed rights offering, that we will not obtain sufficient and/or acceptable outside financing (when and if required); that our common stock will not remain listed on The Nasdaq Capital Market; changes in general economic and business conditions; changes in product acceptance by consumers; a decline in the effectiveness of sales and marketing efforts; loss of market share and pressure on prices resulting from competition; significant investments in our technology platform, marketing plans, and product development to remain competitive with other online providers of healthy living and weight loss plans, many of which may be found to offer superior and more varied features than our plans and may also be offered for free; volatility in the advertising markets; any delay, disruption, or suspension of our supply of prepared meals from our vendor; changes in consumer preferences and discretionary spending; product liability and other risks from the sale of ingested products; regulatory actions affecting our marketing activities; and the outcome of litigation pending against us. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to our Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. We do not undertake any obligation to publicly update any forward-looking statements.